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                                                                EXHIBIT 23.1

            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Ariba, Inc. on Forms S-8 (Nos. 333-81773, 333-89119, 333-95665 and
333-33544) pertaining to the Ariba, Inc. 1999 Equity Incentive Plan, Ariba Inc. Employee Stock Purchase Plan, Ariba, Inc. International Employee Stock Purchase Plan and the Ariba, Inc. 1999 Directors' Stock Option Plan; the Ariba, Inc. 1996 Stock Plan Shares Acquired Under Written Compensation Agreements with Certain Named and Unnamed Individuals; the Trading Dynamics 1998 Stock Trading Plan and Trading Dynamics 1999 Stock Plan; and the Tradex Technologies, Inc. 1997 Employee Stock Option Plan and Tradex Technologies, Inc. 1999 Employee Stock Option/Stock Issuance Plan, respectively, of our report dated June 3, 1999 with respect to the financial statements of Tradex Technologies, Inc. (formerly TRADE'ex Electronic Commerce Systems, Inc.) for the year ended March 31, 1999.

                                       /s/ Ernst & Young LLP

Tampa, Florida
May 12, 2000